EXHIBIT 23.1
REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of StemCells, Inc. for the registration of $100,000,000 of its common stock and to the incorporation by reference therein of our report dated March 4, 2003, except for Note 1, as to which the date is March 25, 2004, with respect to the 2002 consolidated financial statements of StemCells, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
October 03, 2005